Exhibit 10.1

1847 HOLDINGS LLC

590 Madison Avenue, 21st Floor

New York, NY 10022

January 10, 2022

Mr. Eric Vandam

Dear Eric:

It is my privilege and pleasure to offer you the position of Chief Operating Officer with 1847 Holdings LLC (the “Company”), subject to the terms herein. Your responsibilities include overseeing the Company’s business operations and ensuring the Company has effective operational and financial procedures in place. You will report directly to the Chief Executive Officer and establish policies that promote Company culture and vision through its operations. You will also be responsible for the efficiency of the business, which includes maintaining control of diverse business operations of the Company’s various subsidiaries. I am confident that your strategic vision, operational expertise and commitment to our culture and values will be a tremendous asset to the executive leadership team and the organization. The details of your offer are as follows:

●	BASE SALARY. You will be entitled to an annual base salary of $300,000. The base salary will be paid by-weekly with standard payroll deductions and less applicable taxes. The base salary will be reviewed annually as part of the performance review process and the establishment of annual EBITDA budgets, and salary increases, if any, will be determined based on merit, performance, additional/changing responsibilities and the Company’s financial health and performance.

●	ANNUAL BONUS. You will be eligible for an annual bonus of up to 50% of your applicable base salary. You will work with the board of directors of the Company to agree upon metrics in excess of present earnings targets to achieve maximum annual bonus potential. You must be actively employed at the time of payment to receive this bonus.

●	BENEFITS AND EQUITY INCENTIVES. You will be permitted, if and to the extent eligible, to participate in all employee benefit plans, policies and practices now or hereafter maintained by or on behalf of the Company and the portfolio companies, commensurate your position with the Company. The Company will provide paid medical insurance. If you do not qualify for the Company’s medical insurance plan, or if you wish to get independent medical insurance, you will be reimbursed up to the amount the Company would have paid for you to join the Company’s medical insurance plan. You will be permitted to participate in the Company’s equity incentive plan when and if such plan is adopted by the board of directors of the Company at a level that is consistent with your position with the Company. The determination of the equity award shall be in the discretion of the board of directors of the Company.

●	VACATION. You will receive four weeks of vacation per calendar year and seven Company holidays per fiscal year.

●	SEVERANCE. If you are terminated by the Company without cause, you will be entitled, subject to your execution of a release in form and substance acceptable to the Company, to 6 months of base compensation, which will be paid in lump sum within two weeks of the separation date.

●	PREVIOUS EMPLOYMENT. We expect you to observe any contractual or legal obligations that you owe to any previous employer. Please advise us of any restrictive covenants, non-solicitation covenants, or other contractual or legal obligations you owe to your previous employer.

●	CONFIDENTIALITY. You shall not, directly or indirectly, disclose to any person or entity who is not authorized by the Company or any subsidiary or affiliate to receive such information, or use or appropriate for your own benefit or for the benefit of any person or entity other than the Company or any subsidiary or affiliate, any documents or other papers relating to the Company’s business or the customers of the Company or any subsidiary or affiliate, including, without limitation, files, business relationships and accounts, pricing policies, customer lists, computer software and hardware, or any other materials relating to the Company’s business or the customers of the Company or any affiliate of the Company or any trade secrets or confidential information, including, without limitation, any business or operational methods, drawings, sketches, designs or product concepts, know-how, marketing plans or strategies, product development techniques or plans, business acquisition plans, financial or other performance data, personnel and other policies of the Company or any affiliate of the Company, whether generated by you or by any other person, except as required in the course of performing your duties hereunder or with the express written consent of the Company; provided, however, that the confidential information shall not include any information readily ascertainable from public or published information, or trade sources or independent third parties (other than as a direct or indirect result of unauthorized disclosure by you). This confidentiality provision shall survive the termination of this offer letter and the cessation of your employment.

●	NON-COMPETITION. During your employment hereunder, you shall not engage, directly or indirectly, as an employee, officer, director, partner, manager, consultant, agent, owner (other than a minority shareholder or other equity interest of not more than 1% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over- the-counter) or in any other capacity, in any business or entity that is in competition with the Company or any of its subsidiaries. Although the Company understands that you may continue to provide limited consulting services or have a board seat on one or more other companies, you will devote a significant majority of your work time to the Company and, in any event, a sufficient amount of your time to satisfactorily perform all of your duties as Chief Operating Officer of the Company.

●	NON-SOLICITATION. For a two-year period following the termination of your employment for any reason or without reason, you shall not solicit or induce any person who was an employee of the Company or any of its subsidiaries or related companies on the date of your termination or within three months prior to leaving your employment with the Company or any of its subsidiaries or related companies to leave their employment with the Company or any of its subsidiaries or related companies.

●	CONTINGENT OFFER. This offer is contingent upon the favorable completion of a drug and alcohol screening, background screening, and reference checks, along with proper documentation of your legal ability to work in the United States.

●	AT-WILL EMPLOYMENT. Your employment is at-will and will begin with the Company on a date mutually agreed upon.

●	RESIGNATION. You agree to provide the Company with 30 days’ notice prior to resigning from or otherwise terminating your employment with the Company.

●	SEVERABILITY; SPECIFIC PERFORMANCE: If any term or other provision of this offer letter is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this offer letter shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this offer letter so as to effectuate the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Each party acknowledges and agrees that a breach or threatened breach of this offer letter would cause irreparable damage to the other party and that the injured party may not have an adequate remedy at law. Therefore, the obligations of the parties under this offer letter shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this offer letter or otherwise. The parties further agree that, in the event of any action for specific performance in respect of such breach or violation by a party, the other party will not assert the defense that a remedy at law would be adequate.

●	MISCELLANEOUS: Facsimile execution and delivery of this offer letter is legal, valid and binding execution and delivery for all purposes. This offer letter shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns. This offer letter constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof. This offer letter may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This offer letter shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. No amendment of any provision of this offer letter shall be valid unless the same shall be in writing and signed by both of the parties hereto.

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While every member of our team is critical to our success, your role of Chief Operating Officer is one that I look to for significant contributions. I look forward to welcoming you to the team, working with you and positioning the Company for a successful future! If you have any questions, please do not hesitate to call me.

Regards,

1847 Holdings LLC

/s/ Ellery Roberts
Name:	Ellery Roberts
Title:	Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Eric Vandam	1/10/22
Eric Vandam	Date

Please return a signed copy of this offer letter as formal acceptance of your ability to perform the requirements of the position. Your employment with the Company is considered “at will” and can be terminated by you at any time. The Company also reserves the same right.

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